Exhibit 99.1



                                  PRESS RELEASE
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         Frequency Electronics, Inc. Reduces Investment in Morion, Inc.
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Mitchel Field, NY, June 26, 2007 - Frequency Electronics, Inc. (NASDAQ-FEIM) has
reduced its investment in Morion, Inc., to 8% of its outstanding shares by selling 28.5% of Morion's shares to Finproject, Ltd., a wholly-owned subsidiary of Gazprombank, a Russian government majority-owned bank. Earlier this year, the Russian Federation declared Morion to be in a "strategic industry." Russian Federation regulations limit the ownership by foreign entities or non-Russian investors in companies with a strategic industry designation. As a consequence, Finproject, the Gazprombank subsidiary, acquired the majority interest in Morion previously held by the European Bank for Reconstruction and Development and a portion of the shares previously held by Frequency, both at the same price per share. Frequency has received total proceeds of approximately $5.8 million. In addition to approximately $1.9 million in equity income realized in prior periods from the Morion investment, Frequency will recognize a pre-tax book gain of approximately $3.1 million in the first quarter of fiscal year 2008, which ends July 31, 2007.

Morion remains a very important strategic partner for Frequency. Morion will continue to be a key supplier of high quality precision quartz resonators and oscillators on a cost-effective basis. Frequency retains a level of ownership in Morion appropriate for Frequency's relationship with this foreign government-owned enterprise. Frequency continues to have representation on Morion's board of directors and expects the strong business relationship with Morion to grow and prosper. Commenting on this transaction, Martin Bloch, CEO of Frequency, said, "We are looking forward to a highly rewarding future with Morion. The transaction with Gazprombank has been accomplished in a fair and professional manner. I believe this is a credit to the positive business investment environment in Russia."

About Gazprombank
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Gazprombank is a Russian Federation majority-owned joint-stock bank. Gazprombank renders banking services to the gas industry and to other industrial enterprises and their employees. The bank's client base consists of approximately 2 million retail clients and over 37,000 corporate clients, including 1,000 enterprises and institutions of the gas industry. The Gazprombank regional network consists of more than 300 outlets in 48 Russian regions.

About Frequency Electronics
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Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency's products are used in commercial, government and military systems, including satellite payloads, missiles, UAVs, aircraft, GPS, secure radios, SCADA, energy exploration and wireline and wireless communication networks. Frequency has received over 60 awards of excellence for achievements in providing high performance electronic assemblies for over 120 space programs. The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets. Subsidiaries and Affiliates: Gillam-FEI provides expertise in wireline network synchronization and SCADA; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing and distribution capabilities in a high growth market. Frequency's Morion affiliate supplies high-quality, cost effective quartz oscillators and components. Elcom Technologies provides added resources for state-of-the-art RF microwave products. Additional information is available on the Company's website: www.frequencyelectronics.com Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact information: Alan Miller, CFO, or General Joseph P. Franklin, Chairman:
   TELEPHONE: (516) 794-4500              WEBSITE:  www.frequencyelectronics.com
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